EXHIBIT 99.1

Joint Filing Agreement

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Date: January 12, 2024

BETTA INVESTMENT (HONG KONG) LIMITED

By: /s/ Lieming Ding

Name: Lieming Ding

Title: Director

BETTA PHARMACEUTICALS CO., LTD.

By: /s/ Lieming Ding

Name: Lieming Ding

Title: Chairman and Chief Executive Officer